NewsLine
September 8, 2021
TO ALL MEMBERS:

BALLOTS TO BE MAILED SOON FOR 2021 DIRECTOR ELECTIONS; OHIO INCUMBENT DIRECTOR DECLARED ELECTED

In early October, FHLB Cincinnati will distribute director election ballots to Fifth District members eligible to vote in the 2021 election. All eligible members will have the opportunity to vote in the election of one Independent Director. Kentucky members may also vote in the election of two Kentucky Member Directors. There is no election of Tennessee Member Directors this year.

In the Ohio Member Director election, incumbent director Kathleen A. Rogers was the only candidate nominated to run for the open Ohio Member Director seat. As a result, in accordance with FHFA regulations, Ms. Rogers is deemed elected to serve a four-year term beginning January 1, 2022. The FHLB filed today a Form 8-K with the SEC announcing her election.

Please join us in congratulating Kathy on her election to the board. Ms. Rogers serves as Executive Vice President, U.S. Bank in Cincinnati, Ohio.

We would also like to remind all members to vote in the Independent Director election, which requires candidates to receive a minimum of 20 percent of all eligible votes from the entire FHLB membership in order to be elected. If the Independent Director candidate does not receive the required 20 percent of all eligible votes, a new election will be held. We encourage all members to exercise their right to vote.

Thank you for your participation in the director election and for your support of FHLB Cincinnati.

Andrew S. Howell
President and CEO